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                                                                   Exhibit 10.18

[ACTIVBIOTICS(R) LOGO]

January 17, 2005

Dr. Joshua Boger
Chairman & Chief Executive Officer
Vertex Pharmaceuticals, Inc
130 Waverly Street
Cambridge, MA 02139

Dear Dr. Boger:

On behalf of the Board of Directors of ActivBiotics (the "Company"), I am pleased to offer you a position as a member of the Board of Directors, effective December 30, 2005.

As an independent member of the Board, we offer you the following compensation package:

CASH COMPENSATION: $10,000 annual compensation, payable in 4 quarterly installments.

STOCK OPTIONS: You will be eligible to receive periodic grants of stock options, as recommended by the ActivBiotics Board of Directors Compensation Committee, (once this committee is newly constituted) and upon approval by the full Board of Directors. These option grants will vest in equal monthly installments over a four-year period from the date of grant, so long as you continue to serve as a Director, at an exercise price equal to the Fair market value of the Company's Common Stock on the date of the grant.

EXPENSES: The Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties as a Director.

INDEMNIFICATION: The Company shall, to the fullest extent permitted Delaware General Corporation law as then in effect, indemnify you if as a result of your position as a director of the Company you are involved in any manner (including, without limitation, as a party or a witness) or are threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with such Proceeding Such indemnification shall be a contract right

     ActivBiotics, Inc. 110 Hartwell Avenue, Lexington, MA02421 781-372-1800
                      Fax 781-274-8638 www.activbiotics.com

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and shall include the right to receive payment in advance of any expenses incurred by you in connection with such Proceeding.

INSURANCE. The Company is covered by Directors and Officers Liability and Reimbursement Insurance issued by Carolina Casualty Company with a $5,000,000 liability limit.

Josh, ActivBiotics has an exciting future but of course faces many challenges in realizing its ultimate potential. We can only achieve our vision for the Company with the help individuals like you who have a significant breath and depth of experience, demonstrated talent and personal commitment. To that end I welcome you to join the ActivBiotics Board of Directors.

Sincerely,


/s/ Alan Dunton, MD
-----------------------------
Dr. Alan Dunton, MD
Chairman, ActivBiotics

I hereby accept my election as a member of the Board of Directors of ActivBiotics; effective December 30, 2005.


/s/ Joshua Boger
-----------------------------
Joshua Boger


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